                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                    SCHEDULE 13G/A

                     Under the Securities Exchange Act of 1934
                                 (Amendment No. 4)*

                             Onyx Pharmaceuticals, Inc.
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                                  (Name of Issuer)


                           Common Stock, $0.001 Par Value
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                           (Title of Class of Securities)


                             Common Stock: 683399-10-9
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                                   (CUSIP Number)


                                 December 31, 2000
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               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)


     *THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

     THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

 CUSIP NO. 683399-10-9                 13G                   Page 2 of 5
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1.  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Chiron Corporation, I.R.S. Identification No. 94-2754624
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  / /
                                                                    (b)  / /
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3.  SEC USE ONLY


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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
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                   5.  SOLE VOTING POWER


                       600,030 shares of Common Stock
                   ------------------------------------------------------------
   NUMBER OF       6.  SHARED VOTING POWER
     SHARES
  BENEFICIALLY
 OWNED BY EACH         -0-
   REPORTING       ------------------------------------------------------------
  PERSON WITH      7.  SOLE DISPOSITIVE POWER


                       600,030 shares of Common Stock
                   ------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER


                       -0-
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


    600,030 shares of Common Stock
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


    Common Stock:  3.34%
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12. TYPE OF REPORTING PERSON*


    CO
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                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                            PAGE 2 OF 5 PAGES

 CUSIP NO. 683399-10-9                 13G                   Page 3 of 5
 ---------------------                                       -----------

ITEM 1(a).  NAME OF ISSUER:

     Onyx Pharmaceuticals, Inc.

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ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     3031 Research Drive, Richmond, CA  94806

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ITEM 2(a).   NAME OF PERSON FILING:

     Chiron Corporation

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ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     4560 Horton Street, Emeryville, CA  94608

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ITEM 2(c).  CITIZENSHIP:

     Delaware

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ITEM 2(d).  TITLE OF CLASS OF SECURITIES:


     Common Stock, $0.001 Par Value

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ITEM 2(e).  CUSIP NUMBER:


     Common Stock:  683399-10-9

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ITEM 3.

     Not applicable

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                                                            PAGE 3 OF 5 PAGES

 CUSIP NO. 683399-10-9                 13G                   Page 4 of 5
 ---------------------                                       -----------

ITEM 4.  OWNERSHIP.

     (a)  Amount Beneficially Owned:

               Common Stock:  600,030 shares

     (b)  Percent of Class:

               Common Stock:  3.34%

     (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:

                         600,030 shares of Common Stock

               (ii)   shared power to vote or to direct the vote:

                         None

               (iii)  sole power to dispose or to direct the disposition of:

                         600,030 shares of Common Stock

               (iv)   shared power to dispose or to direct the disposition of:

                         None

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: /x/

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                                                               PAGE 4 OF 5 PAGES

 CUSIP NO. 683399-10-9                 13G                   Page 5 of 5
 ---------------------                                       -----------


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable

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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable

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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

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ITEM 10.  CERTIFICATION.

     Not applicable

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                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              CHIRON CORPORATION




Date: February 12, 2001       By:   /s/ WILLIAM G. GREEN
                                 -----------------------------------------------
                                        Signature


                              William G. Green, Senior Vice President, Secretary and General Counsel
                              --------------------------------------------------
                                        Name/Title
                                                              PAGE 5 OF 5 PAGES